===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                    NUTRACEUTICAL INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                    NUTRACEUTICAL INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                       1400 Kearns Boulevard, 2nd Floor
                             Park City, Utah 84060

                               January 28, 1999

Fellow Stockholders:

     It is my pleasure to invite you to Nutraceutical International Corporation's 1999 Annual Meeting of Stockholders.

              ===================================================

                   DATE:        THURSDAY, FEBRUARY 25, 1999

                   TIME:        10:00 A.M.

                   PLACE:       THE YARROW HOTEL
                                1800 PARK AVENUE
                                PARK CITY, UT 84060
              ===================================================

     At our Annual Meeting, you will have the opportunity to vote to:

     *  Elect two directors; and

     * Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent certified public accountants for the fiscal year ending September 30, 1999.

     In addition to the formal items of business, we will review the major developments of 1998 and answer any questions which you may have about the Company or its activities.

     This letter is your notice of the Annual Meeting and is being sent to stockholders of record as of the close of business on January 8, 1999, who are the only holders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND THE MEETING, YOU MAY PERSONALLY VOTE, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT.

     We look forward to seeing you at the meeting.

                                    Sincerely,

                                    /s/ FRANK W. GAY II

                                    Frank W. Gay II
                                    Chairman of the Board and
                                    Chief Executive Officer

-------------------------------------------------------------------------------
                            PROXY STATEMENT FOR THE
                    NUTRACEUTICAL INTERNATIONAL CORPORATION
                      1999 ANNUAL MEETING OF STOCKHOLDERS
-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

*WHERE CAN I GET MORE INFORMATION?................................................................................................ 1

PROXY STATEMENT FOR THE NUTRACEUTICAL INTERNATIONAL CORPORATION
     1999 ANNUAL MEETING OF STOCKHOLDERS.......................................................................................... 2

*INFORMATION ABOUT THE ANNUAL MEETING AND VOTING.................................................................................. 2
     *About this Proxy Statement.................................................................................................. 2
     *Number of Votes............................................................................................................. 2
     *The Quorum Requirement...................................................................................................... 2
     *Voting By Proxy............................................................................................................. 2
     *Revoking Your Proxy......................................................................................................... 3
     *Voting in Person............................................................................................................ 3
     *Approving the Proposals..................................................................................................... 3
              -Proposal I......................................................................................................... 3
              -Proposal II........................................................................................................ 3
              -The Effect of Broker Non-Votes..................................................................................... 3
     *The Cost of Soliciting Proxies.............................................................................................. 3


*PROPOSALS........................................................................................................................ 4
     *Proposal I:      Electing Directors......................................................................................... 4
     *Proposal II:     Ratifying the Appointment of PricewaterhouseCoopers LLP as the Company's
                       Independent Certified Public Accountants for the Fiscal Year Ending
                       September 30, 1999......................................................................................... 4

*THE BOARD OF DIRECTORS........................................................................................................... 5
              -Director Nominees (Class I Directors).............................................................................. 5
              -Class II Directors (term expiring at the 2000 Annual Meeting)...................................................... 5
              -Class III Directors (term expiring at the 2001 Annual Meeting)..................................................... 5
     *Committees of the Board..................................................................................................... 6
     *Director Compensation....................................................................................................... 6
     *Compensation Committee Interlocks and Insider Participation................................................................. 6
     *Certain Relationships and Related Transactions.............................................................................. 7
              -Transaction Services Agreement..................................................................................... 7
              -Indemnification of Directors and Officers.......................................................................... 7
              -Agreements Among Securityholders................................................................................... 7
     *Compliance with Section 16(a) Beneficial Ownership Reporting Requirements in 1998........................................... 7

*PRINCIPAL STOCKHOLDERS........................................................................................................... 8

*MANAGEMENT COMPENSATION.......................................................................................................... 9
     *General..................................................................................................................... 9
     *Summary Compensation Table.................................................................................................. 9
     *Option Grants in Last Fiscal Year........................................................................................... 9
     *Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values...........................................10
              -Stock Plans........................................................................................................10
                        The 1995 Stock Plan.......................................................................................10
                        1998 Stock Incentive Plan.................................................................................10
                        Employee Stock Purchase Plan..............................................................................11
                        Non-Employee Director Stock Option Plan...................................................................11
                        401(k) Plan...............................................................................................11


*COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION..........................................................................12

*PERFORMANCE GRAPH................................................................................................................13

*SUBMISSION OF STOCKHOLDERS' PROPOSALS AND ADDITIONAL INFORMATION.................................................................14

                       WHERE CAN I GET MORE INFORMATION?

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

     Enclosed with this Proxy is a copy of Nutraceutical's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, along with its accompanying financial statements and schedules. If you would like copies of any other recently filed documents, please direct your request to Investor Relations, Nutraceutical International Corporation, 1400 Kearns Boulevard, 2/nd/ Floor, Park City, Utah 84060.

                            PROXY STATEMENT FOR THE
                    NUTRACEUTICAL INTERNATIONAL CORPORATION
                      1999 ANNUAL MEETING OF STOCKHOLDERS
-------------------------------------------------------------------------------


                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

ABOUT THIS PROXY STATEMENT

     We have sent you this Proxy Statement and the enclosed proxy card because Nutraceutical's Board of Directors is soliciting your proxy to vote at the 1999 Annual Meeting of Stockholders. This Proxy Statement summarizes the information which you will need in order to vote intelligently at the Annual Meeting. However, you need not attend the Annual Meeting in order to vote your shares. You may instead simply complete, sign and return the enclosed proxy card to register your vote.

     We sent this Proxy Statement and the enclosed proxy card on January 28, 1999 to all stockholders who owned Nutraceutical common stock at the close of business on January 8, 1999, who are the only stockholders entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a list of Nutraceutical's stockholders will be open for examination at Nutraceutical's headquarters by any stockholder for any reason relating to the meeting. As of the record date, there were 11,670,475 shares of Nutraceutical common stock outstanding.

NUMBER OF VOTES

     Each share of Nutraceutical common stock entitles you to one vote on each proposal at the Annual Meeting. The enclosed proxy card indicates the number of shares of Nutraceutical common stock that you own.

THE QUORUM REQUIREMENT

     At the Annual Meeting, inspectors of election will determine whether there is a quorum present. A quorum is required to conduct any business at the meeting. For a quorum to be present, the holders of a majority of the outstanding shares of common stock must be present in person or by proxy. If you mark your proxy card "abstain," or if your proxy is held in street name by your broker and it is not voted on all proposals, your proxy will nonetheless be counted as present for purposes of determining a quorum.

VOTING BY PROXY

     Whether or not you plan to attend the Annual Meeting, please complete, sign and date, and return the enclosed proxy card in the envelope provided.
Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

     If you fill out your proxy card properly and return it in time to vote, your proxy will vote your shares as you have directed. If you sign the proxy card but do not make any specific indications of how you wish to vote, your proxy will vote your shares

     .    "FOR" the election of the two nominees for Class I Director; and

     .    "FOR" ratifying the appointment of PricewaterhouseCoopers LLP as the
Company's independent certified public accountants for the fiscal year ending September 30, 1999.

     If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his best judgement. We know of no matters to be addressed at the Annual Meeting beyond those described in this Proxy Statement.

REVOKING YOUR PROXY

     If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in the following ways:

     .    You may send in another proxy with a later date.

     .    You may notify Nutraceutical's Vice President of Legal Affairs in writing before the Annual Meeting.

     .    You may attend the meeting and vote in person.

VOTING IN PERSON

     If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on January 8, 1999, the record date for voting.

APPROVING THE PROPOSALS

     PROPOSAL I:    ELECTING TWO CLASS I DIRECTORS

     At the Annual Meeting, the two nominees for Director receiving the greatest number of votes cast in person or by proxy will be elected. If you are present and do not vote, or if you send in your proxy marked "withheld," your vote will have no impact on the election of those directors as to whom you have withheld votes.

     PROPOSAL II:   RATIFYING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS
     THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999

     In order to be approved, all other matters to be voted on, including ratifying the appointment of independent accountants, require the affirmative vote of a majority of the shares entitled to vote at the meeting, cast either in person or by proxy. If you attend the meeting but do not vote, or if you send in your proxy marked "abstain," your abstention will have no impact on the appointment of independent accountants.

     THE EFFECT OF BROKER NON-VOTES

     Under the rules of the Nasdaq Stock Market, if your broker holds your shares in its name, the broker will be entitled to vote your shares on the Proposals even if it does not receive instructions from you. If your broker does not vote your shares on either of the proposals, such "broker non-votes" will not be counted for purposes of determining whether the proposal has received enough affirmative votes to be approved.

THE COST OF SOLICITING PROXIES

     Nutraceutical will pay all of the costs of soliciting these proxies. In addition to mailing proxy solicitation material, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. Nutraceutical will not compensate these directors and employees additionally for this solicitation, but Nutraceutical may reimburse them for any out-of-pocket expenses which they incur in the process of soliciting the proxies. We will arrange for brokers and other custodians, nominees and fiduciaries to forward the solicitation materials to their principals, and Nutraceutical will reimburse them for any out-of-pocket expenses which they reasonably incur in the process of forwarding the materials.

                                   PROPOSALS

     The Board of Directors is soliciting your vote with respect to each of the following proposals. The Company does not expect any other matters to come before the meeting; however, if another matter is voted upon, your proxy will vote your shares in accordance with his best judgment. The Board of Directors recommends that you vote "FOR" each of the following proposals:

PROPOSAL I:  ELECTING DIRECTORS

     The Board has nominated Messrs. Jeffrey A. Hinrichs and Matthew S. Levin as Class I directors to be elected at the 1999 Annual Meeting. Each nominee is currently serving as one of our directors. Certain information regarding these nominees and each of the other directors is set forth below under the caption "The Board of Directors." If you re-elect them, they will hold office until the Annual Meeting in 2002 or until their successors have been elected.

     We know of no reason why either of these nominees may be unable to serve as a director. If a nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out a complete term, or the Board increases the number of directors, the Board may fill the vacancy through a majority vote of those serving at that time.


PROPOSAL II:   RATIFYING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE
               COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL
               YEAR ENDING SEPTEMBER 30, 1999

     The Board has appointed PricewaterhouseCoopers LLP as the independent certified public accountants for Nutraceutical. If this appointment is approved, PricewaterhouseCoopers LLP will audit the books and accounts for Nutraceutical for the year ending September 30, 1999. PricewaterhouseCoopers audited the financial statements of Nutraceutical for the year ended September 30, 1998. We expect representatives of PricewaterhouseCoopers LLP to attend the Annual Meeting, where they will have the opportunity to make a statement if they wish, and where they will be available to answer any relevant questions that you may have.

          If the appointment of PricewaterhouseCoopers LLP as independent accountants for fiscal 1999 is not ratified by stockholders, the adverse vote will be considered a direction to the Board to consider other accountants for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for fiscal 1999 will stand unless the Board finds other good reason for making the change.

                             THE BOARD OF DIRECTORS

     The Board of Directors of Nutraceutical oversees the business and other affairs of Nutraceutical and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in the day-to-day operations of Nutraceutical. The directors keep themselves informed through discussions with the Chairman, other key executives and our principal external advisors (such as legal counsel, independent accountants, investment bankers, and other consultants), by reading reports and other materials that we send them and by participating in Board meetings.

     There are currently eight directors on Nutraceutical's Board. They are divided into three classes, and the term of service for each class expires in a different year, with each director serving a term of three years until a successor is elected and qualified. Mr. Bruce R. Hough does not intend to seek reelection as a director upon the expiration of his term at the 1999 Annual Meeting.

     The Board held four meetings and took action through written consent in place of a meeting three additional times in fiscal 1998. All of the directors attended 50% or more of the Board meetings during their period of service.

     DIRECTOR NOMINEES (CLASS I DIRECTORS)

     Jeffrey A. Hinrichs, age 41, has served as the Executive Vice President and Chief Operating Officer of Nutraceutical since 1994. Before he joined Nutraceutical, Mr. Hinrichs served as President of Solaray, now a subsidiary of Nutraceutical, from 1993 to 1994. Prior to his tenure as President, Mr. Hinrichs served as Chief Financial Officer as well as in other management positions with Solaray from 1984 to 1993.

     Matthew S. Levin, age 32, served as a Director of the Company from its inception through January 1995 and also has served from December 1996 to the present. Mr. Levin is a principal with Bain Capital. Mr. Levin joined Bain Capital in 1992, and attended the Harvard Business School from 1994 to 1996. From 1988 to 1991, Mr. Levin was a consultant with Bain & Company, Inc.

     CLASS II DIRECTORS (TERM EXPIRING AT THE 2000 ANNUAL MEETING)

     Geoffrey S. Rehnert, age 41, has served as a director of the Company since its inception. He has been a Managing Director of Bain Capital since 1993, a general partner of Bain Capital Venture Capital since 1987 and a general partner of Bain Capital Partners since 1986. Mr. Rehnert also serves as a director of Kollmorgen Corp., a manufacturer of electric motors; ICON Health and Fitness, Inc., a manufacturer and distributor of home health equipment; FTD, Inc., a floral services company; and several privately held companies.

     Alexander Gordon Bearn, M.D., age 76, has served as a director of the Company since May 18, 1998. Dr. Bearn is currently an Executive Officer of the American Philosophical Society and serves on the board of directors of various companies, including Profile Diagnostic Services, Inc. and Biogen, Inc. Dr. Bearn is an emeritus former Trustee of the Rockefeller University and the Helen Hay Whitney Foundation and a member of the Board of Trustees/Directors of the Howard Hughes Medical Institute and Vasomedical, Inc. In addition, Dr. Bearn has served on numerous medical, governmental and scientific boards throughout his distinguished career, including the National Institute of Arthritis, Metabolism and Digestive Diseases.

     CLASS III DIRECTORS (TERM EXPIRING AT THE 2001 ANNUAL MEETING)

     Frank W. Gay II, age 53, has served as the Chairman of the Board of Directors of the Company since its inception and as Chief Executive Officer since 1994. Mr. Gay has been a partner of F.W. Gay & Sons, a private equity investment group, from 1967 to present.

     Robert C. Gay, age 47, has served as a Director of the Company since its inception. He has been a Managing Director of Bain Capital, Inc., a private equity firm, since 1993, and has been a general partner of Bain Capital Venture Capital since 1989. He is also Vice Chairman of the Board of Directors of IHF Capital, parent of ICON Health and Fitness Inc., a manufacturer and distributor of home health equipment. In addition, Mr. Gay serves as a director of

American Pad & Paper Company, an office supply manufacturer; Cambridge Industries, Inc., a manufacturer of automotive parts; GS Technologies Corporation, a manufacturer of specialty steel products; and Physio-Control International Corporation, a manufacturer of defibrillators and vital sign assessment devices.

     Jon Steven Young, age 37, has served as a director of the Company since May 18, 1998. Mr. Young is a professional athlete who has played quarterback for the San Francisco 49'ers since 1987. He founded the Forever Young Foundation, as well as the Sports Education and Values Foundation (which is a Licensed Education Arm of the US Olympic Committee). Mr. Young is affiliated with the Anasazi Foundation, a non-profit group. Mr. Young also currently serves as an educational consultant to Sun MicroSystems Corporation.

COMMITTEES OF THE BOARD

     The Board has two standing committees: the Compensation Committee and the Audit Committee.

     The Compensation Committee includes two independent directors, who make decisions regarding salaries, incentive compensation, stock option grants and other matters involving executive officers and key Nutraceutical Employees. The Compensation Committee is authorized to provide a general review of and make decisions regarding Nutraceutical's compensation and benefit plans, ensuring that they meet corporate objectives. In addition, the Compensation Committee reviews the Chief Executive Officer's recommendations on the compensation of all Nutraceutical officers and Nutraceutical's compensation policies and practices and makes decisions regarding such compensation. The present members of the Compensation Committee are Messrs. Gay II, Rehnert and Levin. The Compensation Committee met two times following its formation during fiscal 1998.

     Nutraceutical's Audit Committee makes recommendations to the Board regarding the independent accountants to be nominated for election by the stockholders. The Committee reviews the independence of the accountants, approves the scope of the annual audit activities of the accountants, approves the audit fee for the accountants, and reviews the audit results. PricewaterhouseCoopers LLP currently serves as Nutraceutical's independent accountants. The present members of the Audit Committee are Messrs. Gay II, Young and Dr. Bearn. The Audit Committee did not meet during fiscal 1998 because it was not formed until after the Company's Initial Public Offering in February 1998.

     Nutraceutical has no nominating committee. The entire Board is responsible for filling vacancies which occur on the Board and for recommending candidates for election as directors at the Annual Meeting.

DIRECTOR COMPENSATION

     Directors who are employees of the Company or are affiliated with its significant stockholders do not receive a salary or an annual retainer for their services. The Company pays non-employee directors not otherwise affiliated with the Company or its significant stockholders ("Non-Employee Directors") a quarterly cash retainer of $5,000. In addition, the Company reimburses all Directors for reasonable expenses incurred in attending Board meetings. Under the Company's 1998 Non-Employee Director Stock Option Plan, each of the Non-Employee Directors has been granted options to purchase 10,000 shares of common stock upon his initial election or appointment to the Board. See "Non-Employee Director Stock Option Plan." Messrs. Gay, Rehnert and Levin have not been granted any options and are not compensated by the Company for their service as members of the Board. Directors do not receive any additional compensation for committee participation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Robert C. Gay, Rehnert and Levin, directors of the Company, have professional affiliations with Bain Capital. Messrs. Robert C. Gay and Frank W. Gay II are brothers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Transaction Services Agreement

     Nutraceutical is party to a transaction services agreement with Bain Capital, pursuant to which Bain Capital may provide advisory services in connection with certain transactions (whether debt or equity) by Nutraceutical or any of Nutraceutical's subsidiaries in exchange for a transaction fee of 1.0% of the aggregate value of the transaction. Nutraceutical will not have to pay any recurring annual management fees under the agreement. Pursuant to the agreement, Bain Capital will provide advisory services and personnel support to help Nutraceutical with the identification, structuring, negotiating and financial analysis of the transactions. We believe that the terms of the agreement are at least as favorable for Nutraceutical as those that we could negotiate with a third party.

     Indemnification of Directors and Officers

     Nutraceutical has agreed to provide indemnification for its directors and executive officers beyond the indemnification provided for in Nutraceutical's Amended and Restated Certificate of Incorporation and By-laws.

     Agreements Among Securityholders

     Nutraceutical and certain stockholders are parties to a Registration Agreement providing for the registration of certain shares of common stock in future periods.

COMPLIANCE WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS IN
1998

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and greater-than-10% stockholders to file reports with the SEC regarding changes in their beneficial ownership of Nutraceutical common stock and to provide Nutraceutical with copies of the reports. Based on our review of these reports and of certifications furnished to us, we believe that all of these reporting persons complied with their filing requirements for 1998, except that Frank W. Gay II, Bruce R. Hough, Jeffrey A. Hinrichs, William T. Logan, Leslie M. Brown, Jr. and Stanley E. Soper, who purchased shares in the Company's Initial Public Offering, filed late Form 4s with respect to such purchases.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth certain information regarding the equity ownership of the Company as of September 30, 1998 by: (i) each person or entity who beneficially owns five percent or more of a class of capital stock; (ii) each Director and each of the named executive officers; and (iii) all directors and executive officers of the Company as a group. Unless otherwise stated, each of the persons named in the table has sole or shared voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name.

                                                                  SHARES OF COMMON STOCK(a)
                                                                ---------------------------
                                                                  NUMBER OF    PERCENT OF
                                NAME                               SHARES         CLASS
                                ----                            -----------    ------------
5% STOCKHOLDERS
Bain Capital Funds (b)(c).......................................  4,791,116          41.0
Heller Financial, Inc. (d)(e)...................................    690,446           5.6
DIRECTORS AND OFFICERS
Frank W. Gay II.................................................  1,065,986           9.0
Bruce R. Hough..................................................    137,201           1.2
Jeffrey A. Hinrichs.............................................    248,199           2.1
William T. Logan................................................    150,344           1.3
Leslie M. Brown, Jr.............................................     18,315             *
Stanley E. Soper................................................     10,283             *
Robert C. Gay (f)...............................................  4,791,116          41.0
Geoffrey S. Rehnert (f).........................................  4,791,116          41.0
Matthew S. Levin (f)............................................    325,167           2.8
Alexander Gordon Bearn, M.D.....................................      2,500             *
Jon Steven Young................................................      2,500             *
All executive officers and directors as a group (nine persons)..  6,426,444          53.5

--------------------------
*    represents less than 1% of the total.
(a) Calculation of percentage of beneficial ownership assumes the exercise of all warrants and options exercisable within 60 days of the date hereof only by the respective named stockholder.
(b) Includes 2,082,606 shares of common stock held by Bain Capital Fund IV, L.P. ("Fund IV"); 2,383,343 shares of common stock held by Bain Capital Fund IV-B, L.P. ("Fund IV-B"); 157,036 shares of common stock held by BCIP Associates ("BCIP"); and 168,131 shares of common stock held by BCIP Trust Associates, L.P. ("BCIP Trust" and collectively with Fund IV, Fund IV-B and BCIP, the "Bain Capital Funds").
(c)  The address of such person is Two Copley Place, Boston, Massachusetts
     02116.
(d) The address of Heller Financial, Inc. is 500 West Monroe, Suite 1200, Chicago, Illinois 60661.
(e)  Represents warrants to purchase shares of common stock.
(f)  All of the shares shown are held by the Bain Capital Funds.

                            MANAGEMENT COMPENSATION

GENERAL

     Executive officers of the Company are elected by and serve at the discretion of the Board. The following table shows information concerning the compensation paid or accrued for the fiscal year ended September 30, 1998 for the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company as of the end of fiscal 1998 (the "Named Executives").

SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION
                                                                                    SECURITIES
                                                                   OTHER ANNUAL     UNDERLYING
     NAME AND PRINCIPAL POSITION       YEAR  SALARY (a)  BONUS   COMPENSATION (b)     OPTIONS
-------------------------------------  ----  ---------   ------  -----------------  ----------
Frank W. Gay II......................  1998   $236,250   63,750              9,315       32,000
Chief Executive Officer

Bruce R. Hough.......................  1998    160,000   12,000              7,446       10,000
President

Jeffrey A. Hinrichs..................  1998    165,000   30,937              7,933       30,000
Executive Vice President and Chief
Operating Officer

William T. Logan.....................  1998    130,000   20,800              6,500       10,000
Senior Vice President, Marketing
and Sales

Leslie M. Brown, Jr..................  1998    105,635   24,300              5,282       25,000
Senior Vice President, Finance  and
Chief Financial Officer

----------------------
(a) May include amounts earned in a fiscal year but deferred at the named executive officer's election pursuant to the Company's 401(k) Plan.
(b)  Includes matching contributions made by the Company under its 401(k) Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding stock options granted by the Company to the Named Executives during the Company's last fiscal year:

                                                                                       POTENTIAL REALIZABLE VALUE
                          NUMBER OF  % OF TOTAL                                           AT ASSUMED ANNUAL RATES
                         SECURITIES    OPTION      EXERCISE     MARKET                  OF STOCK PRICE APPRECIATION
                         UNDERLYING   GRANTED         OR       PRICE ON                    FOR OPTION TERM (b)
                          OPTIONS    IN FISCAL    BASE PRICE    DATE OF   EXPIRATION  -----------------------------
         NAME             GRANTED       YEAR      ($/SHARE)      GRANT     DATE (a)         5%             10%
----------------------  -----------  ----------   -----------  ---------  ----------  -------------   -------------
Frank W. Gay II.......       32,000        10.2%       $17.50     $17.50    2/20/08        $352,181        $892,496
Bruce R. Hough........       10,000         3.2         17.50      17.50    2/20/08         110,057         278,905
Jeffrey A. Hinrichs...       30,000         9.6         17.50      17.50    2/20/08         330,170         836,715
William T. Logan......       10,000         3.2         17.50      17.50    2/20/08         110,057         278,905
Leslie M. Brown, Jr...       25,000         8.0         17.50      17.50    2/20/08         275,141         697,262
----------------------

(a) Options may expire earlier pursuant to the terms of the 1998 Stock Incentive Plan.

(b) Amounts reflect certain assumed rates of appreciation set forth in the SEC's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Company's stock and overall market conditions. At an annual rate of appreciation of 5% per year for the option term, the price of the common stock would be approximately $28.51 per share at the Expiration Date. At an annual rate of appreciation of 10% per year for the option term, the price of the common stock would be approximately $45.39 per share at the Expiration Date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table shows information for the Named Executives concerning stock option exercises during the Company's last fiscal year and options outstanding at the end of the last fiscal year:


                                                            NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                                             OPTIONS AT FY-END           AT FY-END (a)
                         SHARES  ACQUIRED                -------------------------- -------------------------
         NAME              ON EXERCISE   VALUE REALIZED  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
----------------------- ---------------- --------------- -------------------------- -------------------------
Frank W. Gay II........               0              $0             182,205/38,023            $611,417/67,936
Bruce R. Hough.........               0               0              31,946/16,424             110,787/27,697
Jeffrey A. Hinrichs....               0               0              37,631/37,544             122,283/40,762
William T. Logan.......               0               0                1,250/8,750                        0/0
Leslie M. Brown, Jr....               0               0              11,595/24,699               18,195/6,067
-----------------------

(a) Assumes a fair market value of the common stock at September 30, 1998 equal to $7.06 per share.

Stock Plans

     The 1995 Stock Plan. Nutraceutical's 1995 Stock Option Plan (the "1995 Stock Plan") authorizes grants of stock options and sales of any class or classes of common stock to current or future employees, directors, consultants or advisors of the Company or its subsidiaries. Under the 1995 Stock Plan, the Company is authorized to grant stock options for up to an aggregate of 225,873 shares of common stock, subject to adjustment to prevent any dilution or expansion of the rights of participants. Currently, non-qualified options to purchase an aggregate of 173,921 shares of common stock are outstanding under the 1995 Stock Plan. The exercise prices of the options granted under the 1995 Stock Plan range from approximately $4.91 per share to $9.30 per share. The Company does not anticipate granting any additional options under the 1995 Stock Plan. The Board and stockholders of the Company approved the 1995 Stock Plan.

     1998 Stock Incentive Plan. Nutraceutical's 1998 Stock Incentive Plan (the "1998 Stock Incentive Plan") provides for the issuance of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants and other types of awards that the Compensation Committee deems consistent with the purposes of the 1998 Stock Incentive Plan. The 1998 Stock Incentive Plan is administered by the Compensation Committee. Certain employees, advisors and consultants of the Company are eligible to participate in the 1998 Stock Incentive Plan. The Committee selects the participants and determines the terms and conditions of the awards under the 1998 Stock Incentive Plan. The Board and stockholders of the Company approved the 1998 Stock IncentivePlan.

     An aggregate of 1,050,000 shares of Nutraceutical common stock was reserved for issuance under the 1998 Stock Incentive Plan. The 1998 Stock Incentive Plan provides that each Participant will be limited to receiving awards relating to no more than 100,000 shares of common stock per year.

     Options granted under the 1998 Stock Incentive Plan may be either incentive stock options ("ISOs") or non-qualified stock options ("NQOs"), as determined by the Committee. The options may also be subject to time vesting and certain other restrictions. This is at the sole discretion of the Committee. The Board may generally amend the 1998 Stock Incentive Plan at any time. To do this, the Board does not need the approval of Nutraceutical's stockholders, but its decisions will be subject to applicable federal securities and tax law limitations (including regulations of the Nasdaq National Market).

     Employee Stock Purchase Plan. The Nutraceutical International Corporation Employee Stock Discount Purchase Plan (the "Stock Purchase Plan") is intended to give employees a convenient means of purchasing shares of common stock through payroll deductions and quarterly elections, if they wish to do so. The Stock Purchase Plan provides an incentive to participate by permitting purchases at a discounted price. We believe that ownership of stock by employees will foster greater employee interest in the success, growth and development of the Company.

     Subject to certain restrictions, each of Nutraceutical's employees who is a U.S. resident or a U.S. citizen temporarily on location at a facility outside of the United States will be eligible to participate in the Stock Purchase Plan if he or she has been employed by Nutraceutical for more than one year. We have reserved 750,000 shares of common stock for issuance through the Stock Purchase Plan. Each eligible employee is entitled to purchase a maximum number of shares per quarter equal to 15% of his or her gross pay for the immediately prior quarter divided by the purchase price per share. Employees may elect to participate and purchase stock on a quarterly basis. Each participating employee contributes to the Stock Purchase Plan by making a lump sum contribution or by choosing a payroll deduction in any specified amount, with a minimum deduction of $25 per payroll period. A participating employee may increase or decrease the amount of his or her payroll deduction (including a change to a zero deduction) as of the beginning of any calendar quarter and may suspend deductions at any time. The Company credits elected contributions to participants' accounts at the end of each calendar quarter. In addition, employees may make lump sum contributions during a quarter, which will enable them to purchase the maximum number of shares available for purchase during that quarter.

     The Company uses each participating employee's contributions to purchase shares for his or her share account within 30 days after the last day of each calendar quarter. The cost per share will be 90% of the lower of (i) the closing price of Nutraceutical's common stock on the Nasdaq National Market on the first trading day of the calendar quarter or (ii) the closing price of Nutraceutical's common stock on the Nasdaq National Market on the last trading day of the calendar quarter. The number of shares purchased on each employee's behalf and deposited in his or her share account will be based on the amount accumulated in the participant's cash account and the purchase price for shares in that calendar quarter. The shares purchased for the employees under the Stock Purchase Plan carry full rights to receive any dividends declared. Pursuant to the Stock Purchase Plan, the Company will automatically use any dividends attributable to shares in the employee's share account to purchase additional shares for that employee's share account. The Company will credit share distributions to the employee's share account as of the record date, and will credit share splits as of the effective date. The participating employee will fully own all shares in his or her share account, and he or she may withdraw them for sale (or otherwise) by written request. Subject to applicable federal securities and tax laws, the Board of Directors has the right to amend or to terminate the Stock Purchase Plan. Amendments to the Stock Purchase Plan will not affect any participating employee's right to the benefit of the contributions he or she has made prior to the date of any such amendment. If the Stock Purchase Plan is terminated, the Committee will be required to distribute all shares held in each participating employee's share account, plus an amount of cash equal to the balance in each participating employee's cash account.

     Non-Employee Director Stock Option Plan. The 1998 Non-Employee Director Stock Option Plan (the "Director Option Plan") is intended to encourage stock ownership by certain Nutraceutical directors, to provide those individuals with an additional incentive to manage the Company in the shareholders' best interests and to provide a form of compensation that will attract and retain highly qualified individuals as members of the Board.

     Under the Director Option Plan, the Committee or the full Board may make discretionary grants of options and determine the terms and conditions of such options. The Director Option Plan provides for the granting of options to non-employee directors, as defined, covering an aggregate of 150,000 shares of common stock of the Company, subject to certain adjustments reflecting changes in the Company's capitalization. Although each member of the Committee is eligible to participate in the Director Option Plan, the full Board must approve grants made to a member of the Committee, with the involved member abstaining from the vote. Nutraceutical is under no obligation to retain as a director any director to whom it has granted an option.

     401(k) Plan. Nutraceutical has a 401(k) defined contribution profit sharing plan which covers substantially all employees. Under the plan, employees can contribute up to 15% of their compensation, not to exceed the prescribed annual statutory limit ($10,000 for calendar 1998). The Company makes matching and discretionary contributions to the plan which approximate 5% of all eligible employees' salaries.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     UNDER THE RULES OF THE SEC, THIS COMPENSATION COMMITTEE REPORT IS NOT DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING THIS PROXY STATEMENT BY REFERENCE INTO ANY FILINGS WITH THE SEC.

     The following report has been submitted by the Compensation Committee of the Board:

     The Compensation Committee was established by the Board in February 1998 in connection with the Company's initial public offering. The Compensation Committee is currently comprised of Messrs. Gay II, Rehnert and Levin.

     The Compensation Committee is responsible (i) for reviewing the recommendations of the Company's Chief Executive Officer on compensation levels of all other officers of the Company and (ii) adopting and changing compensation policies and practices of the Company and reporting its recommendations to the full Board. In addition, the Compensation Committee is responsible for the administration of the Company's stock plans. In reviewing the Company's compensation programs, the Compensation Committee intends to adhere to a compensation philosophy that (i) attracts and retains qualified executives who will add to the long-term success of the Company, (ii) contributes to the achievement of operational and strategic objectives, and (iii) is commensurate with each executive's performance, level of responsibility and overall contribution to the success of the Company. In making its recommendations to the full Board concerning adjustments to compensation levels, the Compensation Committee intends to consider the financial condition and operational performance of the Company during the prior year. The Compensation Committee expects the Company's executive compensation program to consist of three principal components: (i) base salary; (ii) annual bonus; and (iii) long-term equity incentives. The Committee has set forth below a discussion as to how such compensation was determined.

     Base Salary. The base salary for Fiscal 1998 for each of the executive officers of the Company was determined based on the expected level of responsibility of each and competitive market conditions. Such salaries were initially established by the Chief Executive Officer and Matthew S. Levin and subsequently approved by the full Board.

     Annual Bonus. Each of the executive officers of the Company were and are eligible to earn a bonus based upon their performance during the applicable period and the Company's performance generally.

     Long-Term Equity Incentives. Prior to the completion of the IPO, the Company adopted the 1998 Stock Incentive Plan. Under the 1998 Stock Incentive Plan, the Compensation Committee was granted broad authority to award equity-based compensation arrangements to any eligible employee, consultant or advisor of the Company. Since the ultimate value of stock options bears a direct relationship to market price of the common stock, the Committee believes that awards under the 1998 Stock Incentive Plan are an effective incentive for the Company's management to create value for the Company's stockholders. As of September 30, 1998, the Board had awarded options to purchase an aggregate of 267,847 shares of common stock under the 1998 Stock Incentive Plan.

     The foregoing report has been approved by all members of the Compensation Committee.

                                    Frank W. Gay II (Chairman)
                                    Geoffrey S. Rehnert
                                    Matthew S. Levin

                               PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total stockholder return since the common stock became publicly traded on February 19, 1998. The graph assumes that the value of the investment in the Company's common stock at its initial public offering price of $17.50 per share and each index was $100.00 on February 19, 1998.

        Comparison of the Cumulative Total Return Among Neutraceutical International Corporation, the NASDAQ Stock Market (U.S.) Index and
                the Adams, Harkness & Hill Healthy Living Index


                       [PERFORMANCE GRAPH APPEARS HERE]



                                           FEBRUARY 19, 1998  SEPTEMBER 30, 1998
                                           -----------------  ------------------
Nutraceutical International Corporation (1)             $100                $ 40

NASDAQ Stock Market (U.S.)                              $100                $106

Adams, Harkness & Hill Healthy Living Index             $100                $ 53

--------------------

(1) The closing sale price of the common stock on September 30, 1998 was $7.06 per share, as reported by the Nasdaq National Market.

       SUBMISSION OF STOCKHOLDERS' PROPOSALS AND ADDITIONAL INFORMATION

     Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and proxy card relating to the 2000 annual meeting of stockholders of the Company must be received by the Company on or before the close of business December 31, 1999. Such proposals should be submitted by certified mail, return receipt requested.

     The By-Laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to the Company's Secretary not less than 60 days nor more than 90 days prior to the meeting and that such notice must meet certain other requirements. Any stockholder interested in making such a nomination or proposal should request a copy of the provisions of the By-Laws from the Secretary of the Company.

                    NUTRACEUTICAL INTERNATIONAL CORPORATION

                                     PROXY


          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 25, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Frank W. Gay II and Bruce R. Hough, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Nutraceutical International Corporation, a Delaware corporation (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Yarrow Hotel, 1800 Park Ave., Park City, UT 84060 on Thursday, February 25,1999 at 10:00 a.m. (Mountain time) or at any adjournment or postponement thereof, as shown on the voting side of this card.


                             --------------------
                               SEE REVERSE SIDE
                             --------------------

[X] Please mark your votes as in this example.

     This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominees for Class I Directors and FOR Proposal 2.


1.   Election of All Nominees for Class I Directors Listed Hereon.

                    Nominees:        Jeffrey A. Hinrichs
                                     Matthew S. Levin

                              FOR                       WITHHELD
                              [_]                         [_]

     For all nominees listed hereon, except vote withheld from the following nominee(s):

     _____________________________________________________________

2. Ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the 1999 fiscal year.

                              FOR           AGAINST     ABSTAIN
                              [_]             [_]         [_]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     This proxy should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

     Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



                    _________________________________________


                    _________________________________________
                    Signature(s)                   Date

January 28, 1999

To Our Shareholders:

Fiscal 1998 has seen accomplishments and challenges for Nutraceutical International Corporation during its first year as a public company. Among the highlights for the year:

 . REVENUE GROWTH: Revenues grew to $104.7 million and net income reached $2.6 million, with Adjusted EBITDA at $19.4 million.

 . COMPLETION OF INITIAL PUBLIC OFFERING: This significant step allowed us to pay down a substantial portion of our debt, build a stronger financial foundation and provide stock ownership opportunities to our employees and the public.

 . ACQUISITION OF ACTION LABS: This acquisition allowed the company to increase its presence on the East Coast.

 .  SIGNING A FAVORABLE LEASE AGREEMENT FOR APPROXIMATELY 300,000 SQUARE FEET OF
   SPACE: This new space will eventually house a new distribution, bottling and bulk manufacturing facility and administrative offices in Ogden, Utah, where most of the company's employees are located. The company is currently moving its Utah distribution operations into part of this newly remodeled facility and intends to continue to consolidate its operations.

Most importantly, the company has continued to expand profitably in spite of an overall slowing of the nutritional supplement industry. This overall slowing appears to be the result of numerous factors, including the lack of any recent "hit" products in the industry and a possible slow-down in repeat purchases by newer health food supplement users. In addition, mass market manufacturers and retailers are attempting to increase market share and more fully participate in the success of health food stores with new supplement lines and heavy advertising. We monitor these factors in light of our stated strategies in order to keep Nutraceutical competitive. We continue to believe that our core strategy should be to focus on the health food channel, where margins are stronger because dedicated supplement customers demand a wide product selection, high potency ingredients and educational support.

As a result of this focus, we believe that we have improved our position in health food stores. For example, in a recent survey conducted by HSR: HEALTH SUPPLEMENT FOOD RETAILER, health food stores chose Nutraceutical's premier brand, "Solaray," as the leading dietary supplement line in the nation. In the same survey, our overall ranking (i.e., the number of categories in which we ranked in the top three) was much higher than that of the nearest competitor. Our customers and our nearly 500 employees deserve to be recognized for this accomplishment.

We are optimistic about the outstanding talents of our management team, the work ethic and dedication of our employees, the loyalty of our customers and the quality of our products. We continue to believe in our strategy and in the opportunities that lie ahead in this industry. We look forward to your continued support.

Sincerely,


Frank W. Gay II
Chairman and CEO



--------------------------------------------------------------------------------
     The Securities and Exchange Commission (SEC) encourages companies to disclose forward looking information so that investors can better understand a company's future prospects and make informed investment decisions. Due to changing market conditions, product competition, the nature of product development, regulatory approval processes, and the uncertainty associated with acquiring additional businesses, the achievement of forward-looking statements contained in the foregoing message are subject to risks and uncertainties. For further details and a discussion of these risks and uncertainties, see Nutraceutical's SEC filings, including its most recent Form 10-K dated December 29, 1998.